EXHIBIT 5.7
[LETTERHEAD OF CORRS CHAMBERS WESTGARTH]
23 January 2012

To each of the persons specified in	Contact
Schedule 1	Amin Doulai +61 2 9210 6131
Email: Amin.Doulai@corrs.com.au

Partner
Shawn Wytenburg +61 2 9210 6032
Email: Shawn.Wytenburg@corrs.com.au
Dear Sirs
Registration Statement on Form F-4
1	Introduction
We have acted as Australian legal counsel to the Addresses in connection with the Transaction Documents.
We have been asked to provide this opinion regarding certain documents described below under the laws in force at the date of this opinion in the Relevant Jurisdictions. We express no opinion as to any laws other than the laws of the Relevant Jurisdictions.
This opinion relates solely to matters governed by, and should be interpreted in accordance with, the laws of the Relevant Jurisdictions as in force and as interpreted at 9.00 am Sydney time on the date of this opinion (the Opinion Date). We have no obligation to inform you of any change in any relevant law occurring after the Opinion Date. If the date of effectiveness of the Registration Statement (the Effectiveness Date) falls after the Opinion Date, and if requested by you on the Effectiveness Date, we will separately inform you of any change in any relevant law since the Opinion Date.
We understand that you will rely as to matters of the laws of the Relevant Jurisdictions, as applicable, upon this opinion in connection with the matters set out in this opinion. In addition, we understand that Debevoise will rely as to matters of the laws of the Relevant Jurisdictions, as applicable, upon this opinion in connection with an opinion to be rendered by it on or about the date of this opinion relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s reliance as to matters of the laws of the Relevant Jurisdictions, as applicable, upon this opinion.
We consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4 and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.
5811506/7

23 January 2012
Registration Statement on Form F-4
2	Definitions
In this opinion:
Addressees means each person to whom this opinion is addressed.
ASIC means the Australian Securities and Investments Commission.
ASIC Search means the inspection of the records (which are not necessarily up to date) in extract form, which are available to the public from the online database of ASIC at or about 9.00 am on 23 January 2012 in relation to the Company.
Company means Whakatane Mill Australia Pty Limited (Australian Company Number 143 793 659).
Debevoise means the law firm of Debevoise & Plimpton LLP.
Director’s Certificates means each of the following certificates relating to the Company signed by Helen Golding, as director of the Company:
(a)	the Director’s Certificate dated 17 June 2010;
(b)	the Director’s Certificate dated 16 November 2010; and
(c)	the Director’s Certificate dated 1 February 2011.
Relevant Jurisdictions means the State of New South Wales and the Commonwealth of Australia.
Securities Act means the Securities Act of 1933, as amended, of the United States of America.
Transaction Documents means each of the documents set out in Schedule 2. If a word or phrase is defined, its other grammatical forms have corresponding meanings. Unless the contrary intention appears, the singular includes the plural and vice versa.
3	Documents
In connection with this opinion we have examined and rely on the following documents (which, in the case of copies, have been certified or otherwise identified to our satisfaction):
(a)	a counterpart of each Transaction Document (in PDF file format) executed by or on behalf of the Company;

(b)	the Director’s Certificates (in PDF file format), each containing:
(i)	a copy of the certificate of registration and the constitution of the Company;
(ii)	an extract of the written resolutions of the board of directors of the Company in relation to the execution and delivery of the relevant Transaction Documents; and

(iii)	a power of attorney authorising the execution of the relevant Transaction Documents; and
(c)	the ASIC Search.
5811506/7	page 2

23 January 2012
Registration Statement on Form F-4
4	Opinion
Based on the assumptions and subject to the qualifications set out below, we are of the opinion that:
(a)	the Company has been duly incorporated and is validly registered and existing under the laws of its place of incorporation;

(b)	the Company has power to enter into and to perform its obligations under each Transaction Document and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with their respective terms, of each Transaction Document;

(c)	each Transaction Document has been validly executed by the Company;

(d)	the execution, delivery and performance by the Company of each Transaction Document does not contravene or cause a breach or default under, and will not result in any contravention of, or breach or default under:
(i)	its constitution; or
(ii)	the laws of the Relevant Jurisdictions applicable to companies generally; and
(e)	no consent, licence, approval, authorisation or exemption of any governmental agency or authority is required by the laws of the Relevant Jurisdictions for or in connection with the execution, delivery and performance of the Transaction Documents.
5	Assumptions
For the purposes of this opinion we have assumed (without making any investigation) that:
(a)	all dates, seals and signatures and any duty stamp or marking are authentic;

(b)	all copies of documents submitted to us are complete and conform to the originals of those documents and that the documents referred to in paragraph 3(b) were in full force and effect as at the date of the written resolutions of the directors and the date the Transaction Documents were executed by the Company;

(c)	each Transaction Document:
(i)	is within the capacity and powers of, and has been validly authorised, executed and delivered by all parties to it other than the Company; and

(ii)	constitutes valid and binding obligations of all the parties to it under all relevant laws;
(d)	the powers of attorney annexed to the Directors Certificates have not been varied or revoked;
(e)	no addressee has executed a Transaction Document as a trustee;
(f)	all facts stated in the documents, extracts of resolutions, certificates or other instruments referred to in paragraph 3 are and continue to be correct and no relevant matter has been withheld from us, whether deliberately or inadvertently;
5811506/7	page 3

23 January 2012
Registration Statement on Form F-4
(g)	we and each Addressee are entitled to make and rely on all of the assumptions specified in section 129 of the Corporations Act 2001 (as though there were relevant dealings with the Company) and on the basis that no partner or solicitor of this firm nor any other person is disqualified from making those assumptions;

(h)	in relation to the extract of written resolutions in paragraph 3:
(i)	all directors who signed the written resolution were entitled to do so;
(ii)	the resolutions referred to in each extract of resolutions referred to in paragraph 3(b)(ii) were properly passed and have not been varied or revoked; and
(iii)	all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were properly complied with;
(i)	the execution and delivery of each Transaction Document by the Company, and the performance of its obligations under each of those Transaction Documents, is or will be for its commercial benefit;
(j)	none of the parties to any of the Transaction Documents is conducting or will conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Transaction Documents which might render the Transaction Documents or any relevant transaction or associated activity illegal, void, voidable or unenforceable;
(k)	in so far as any obligation under any of the Transaction Documents is to be performed outside the Relevant Jurisdictions, its performance will not be illegal or ineffective by virtue of the law of the place of performance; and
(l)	no liquidator, administrator, receiver or like person has been appointed to the Company and there is no current application for the winding up of the Company (and we note the ASIC Search does not reveal, to the extent it would reveal, any such appointment or application).
The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every particular. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance which might affect the correctness of any assumption.
No assumption specified above is limited by reference to any other assumption. Shawn Wytenburg, as the partner within this firm with primary responsibility for this opinion, does not know or suspect that any of these assumptions is incorrect.
6	Qualifications
Our opinion is subject to the following qualifications:
(a)	we express no opinion as to:
(i)	the enforceability of the Transaction Documents;

(ii)	whether the representations and warranties made or given or to be made or given by the Company in any Transaction Document are correct
5811506/7	page 4

23 January 2012
Registration Statement on Form F-4
except in so far (and to the extent) as any such representation or warranty relates to a matter which is the subject of this opinion;
(iii)	whether goods and services tax, stamp duty or any other form of tax, levy, duty, charge, deduction or withholding is payable in connection with the Transaction Documents or the transactions contemplated by the Transaction Documents, nor in relation to any taxation consequences of the Transaction Documents or the transactions contemplated by the Transaction Documents;
(iv)	any agreement, document or other instrument referred to in, contemplated by or in any way connected with any Transaction Document, unless such agreement, document or other instrument is itself an Transaction Document;
(b)	we have relied on the ASIC Search, but we note that the records of ASIC available for public search may not be complete or up to date and there may be registrable but unregistered securities; and
(c)	certain approvals will be required under federal legislation or regulations from Australian federal ministers, the Reserve Bank of Australia or other regulatory authorities if the transactions contemplated by the Transaction Documents involve payments to, or transactions or dealings with, certain prescribed or listed persons or entities, or otherwise involve a proscribed connection with certain countries (including, for example, banking (foreign exchange) regulations, regulations dealing with terrorism and regulations regulating dealings with certain former governments).
Yours faithfully
Corrs Chambers Westgarth
/s/ Shawn Wytenburg
Shawn Wytenburg
Partner
5811506/7	page 5

23 January 2012
Registration Statement on Form F-4
SCHEDULE 1
Addressees
1.	Reynolds Group Holdings Limited Level Nine, 148 Quay Street Auckland 1140 NEW ZEALAND

2.	Reynolds Group Issuer Inc. c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101 Dover Delaware 19904 UNITED STATES OF AMERICA

3.	Reynolds Group Issuer LLC c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101 Dover Delaware 19904 UNITED STATES OF AMERICA

4.	Reynolds Group Issuer (Luxembourg) S.A. 6C Rue Gabriel Lippmann L-5365 Munsbach GRAND DUCHY OF LUXEMBOURG

5.	Whakatane Mill Australia Pty Limited Level 25, Suite 2502 Citigroup Centre 2-26 Park Street Sydney NSW 2000 AUSTRALIA
5811506/7	page 6

23 January 2012
Registration Statement on Form F-4
SCHEDULE 2
Transaction Documents
1.	Ninth Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture, dated as of June 17, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, Whakatane Mill Australia Pty. Limited, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and original collateral agent and Wilmington Trust (London) Limited as additional collateral agent, dated June 17, 2010;
2.	First Supplemental Indenture to the 8.50% Senior Notes due 2018 Indenture, dated as of June 17, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, Beverage Packaging Holdings (Luxembourg) I S.A, Whakatane Mill Australia Pty. Limited and The Bank of New York Mellon, as trustee;
3.	First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;
4.	First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;
5.	First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;
6.	First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;
7.	6.875% Senior Secured Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto,
5811506/7	page 7

23 January 2012
Registration Statement on Form F-4
The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent and registrar, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent; and

8.	8.250% Senior Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent.
5811506/7	page 8